                                                                   Exhibit 10.26


                                                               STEPHEN J. FELICE
                                                                       President
                                 April 18, 1998


[DECISION ONE LOGO]




Mr. James S. Burkhardt
326 Dutton Road
Sudbury, MA  01776



Dear Jim:

         As we discussed, I have revised our offer of employment with DecisionOne Corporation (the "Company"). You will begin your career with DecisionOne on or before May 18, 1998 in the position of Senior Vice President of Sales and Marketing. Your annual base salary will be $240,000 ($9,230.77 biweekly) and you will be eligible for an annual bonus targeted at $160,000.

         The annual bonus will be composed of two elements:

         * Approximately 70% of your bonus target will be based on corporate sales results, with an accelerated rate of bonus achievement for above reasonable and realistically achievable target results. This bonus opportunity is uncapped. The sales results target will be established via mutual agreement between you and me, incorporating a ramp-up period giving you time to improve the results.

         * Approximately 30% of your bonus target will be based on corporate earnings. This element of the bonus will range between 0% to 200% achievement, depending on our financial results.

I will give you more specifics about the bonus plan as we get closer to your start date.

         Stock Options. You will be provided the opportunity to participate in the company stock option program. Subject to approval by the Compensation Committee of the Board of Directors, you will receive an option to purchase 100,000 shares of DecisionOne stock at an exercise price of $20.6084, the same exercise price as every participant has received.

         The grant will be equally split between a time vesting option and a performance vesting option. The time vesting option, to the extent possible under Internal Revenue Code, is intended to be treated as an Incentive Stock Option. The performance vesting option is not intended to be treated as an Incentive Stock Option. On each of the first four anniversaries of the Date of Grant, 25% of the time vesting option shall vest and become exercisable. The performance vesting option shall vest and become exercisable on the seventh anniversary of the Date of Grant. Notwithstanding the preceding sentence, 25% of the performance vesting option will vest on the thirtieth day following the availability of audited financial statements with respect to each of fiscal years 1999, 2000, 2001, and 2002, if the "Implied Equity Value" set forth below for the immediately preceding June 30 (each a "Valuation Date") is achieved:

                  VALUATION DATE            IMPLIED EQUITY VALUE
                  June 30, 1999                      $32.17
                  June 30, 2000                      $47.93
                  June 30, 2001                      $66.13
                  June 30, 2002                      $91.26


      DecisionOne Corporation * 50 East Swedesford Road * Frazer, PA 19355
                          610/296-6094 * 610/296-5250

                                      -2-                         April 18, 1998


Any portion of the performance vesting option which is not accelerated on a Valuation Date shall vest on the next subsequent Valuation Date if the Implied Equity Value set forth above is achieved for such subsequent Valuation Date. Implied Equity Value shall be calculated as follows:

         A fraction (i) the numerator calculated as (a) 7.5 times (b) the Pro Forma Consolidated Cash Flow for the applicable fiscal year less (x) all short term and long term Indebtedness of the Company and (y) all preferred stock plus the sum of (w) any annual engagement fee payable to Donaldson, Lufkin & Jenrette Securities Corporation for such fiscal year, (x) cash and cash equivalents, (y) the proceeds which would be received from the exercise of all outstanding options and (z) the proceeds which would be received from the exercise of all outstanding warrants and (ii) the denominator calculated as the fully diluted outstanding number of shares. For purposes of this calculation convertible securities will be treated as converted if they are "in the money".

         These options are personal to the Optionee and may be exercised only by the Optionee or his or her representative in the event of the Optionee's Disability and death. Any Incentive Stock Option shall not be transferable other than by will or the laws of descent and distribution and pursuant to Article 3 of the Investors' Agreement. The vested portion of any Nonqualified Stock Option may be transferred pursuant to Article 3 of the Investors' Agreement and to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer and (y) subsequent transfer of transferred Options shall be prohibited except by will or the laws of descent and distribution.

         Upon change of control, the time vesting option shall vest in its entirety and become immediately exercisable and, if the Implied Equity Value as of the June 30 immediately preceding the change of control was achieved, the performance vesting option shall vest in its entirety and become immediately exercisable.

         The Optionee shall, as a condition precedent to the exercise of these Options and his receipt of Shares, execute an instrument agreeing to be bound by the Investors' Agreement or, at the election of the Company, a counterpart of the Investors' Agreement.

         Severance Agreement. If your employment is involuntarily terminated by the Company without cause, or by you for good reason, other than by reason of death or disability, and you are not offered comparable employment in an executive capacity by another DecisionOne Holdings Corp. company, in exchange for a release of all claims against the Company, the Company will pay to you, during the twelve (12) month period commencing with the effective date on which your employment is so terminated (the "Severance Period"), in lieu of all other severance payments from the Company, an aggregate amount equal to your then current annual base salary, payable in equal biweekly installments in accordance with the Company's normal payroll practices, provided, however, that if you shall become employed by another organization at any time during the Severance Period, then during the remainder of the Severance Period, each such installment payment shall be reduced to one-half the amount otherwise so payable, and the total shall be reduced accordingly. In addition, during the Severance Period, you will be entitled to continue to receive the standard medical, dental, and life insurance coverage paid by the Company as in effect on the date of termination, provided, however, that if you shall become employed by another organization during the Severance Period as aforesaid, such benefits shall forthwith cease and terminate at the time you become eligible for coverage under the medical insurance plan of such organization, but in no case shall the Company's obligation to provide standard medical, dental and life insurance coverage go beyond the Severance Period.

                                      -3-                         April 18, 1998


         For the purposes of this letter, "cause", "good reason" and "change in control" shall each be defined as provided in Section 2 of the 1997 Management Incentive Plan of the Company.

         Work Location. Your office location will be in the Company's headquarters in Frazer PA; however, you will not be expected to relocate to the Frazer area for at least 24 months. You will have an office in Frazer and in our Wayland, MA branch. We will provide an apartment at Company expense for you in the Frazer area. We will also pay for all ordinary and reasonable expenses incurred by you in your travel between Frazer and Waltham. If we decide for you to relocate to the Frazer area after 24 months, you will be reimbursed under the Company's relocation assistance plan. The Company waives the 12-month limitation for benefits under the plan.

         Other Benefits. You and your dependents will be eligible for the Company's standard health and welfare benefits after 60 days of employment. The benefits package offered at DecisionOne qualifies under the IRS Code Section 125 as a Cafeteria Plan allowing the premiums paid, through payroll deduction, to be withheld on a before-tax basis. You will receive detailed information regarding the plans and your selections after your employment begins. You will receive four weeks of paid vacation for each 12 month period of employment with the Company.

         Non-Competition/Confidential Information. As a condition of this offer of employment, you acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that during the employment term and through the first anniversary of the date of termination of employment, you will not directly or indirectly accept an engagement with any person or entity engaged in the multivendor computer maintenance business or any other line of business of the Company or any of its affiliates accounting for 5% or more of the Company's gross revenues (including without limitation by performing or soliciting the performance of services for any customer or client of the Company or any of its affiliates), whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which the Company or any of its affiliates conducted any such competing line of business.

         During the employment term and through the second anniversary of the date of termination of employment, you will not induce, or cause any person or entity to induce, any employee of the Company or any of its affiliates to engage in any activity in which you are prohibited to engage by the foregoing paragraph or to terminate his or her employment with the Company or any of its affiliates, and will not employ or offer employment, or cause any person or entity to employ or offer employment, to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.

         You will not at any time (whether during or after your employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any of its affiliates, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your employment with the Company for any reason, you will return immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that you may retain or personal notes, notebooks and diaries. You

                                      -4-                         April 18, 1998



further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         You will be promptly reimbursed for all ordinary and reasonable expenses incurred by you in furtherance of the Company's business.

         Upon the start of employment with DecisionOne, you will need to agree to our Business Conduct Guidelines, disclose any conflicts of interest, and agree to comply with the securities reporting requirements and trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 as an executive officer of DecisionOne Holdings Corp. Please be advised that neither this offer of employment nor any statements made by any officer or employee of the Company constitutes an employment contract, and that you will be an "at-will" employee of the Company. The substantive laws of the Commonwealth of Pennsylvania shall govern this letter of agreement.

         Please sign and fax this letter by the close of business on Monday, April 20 to the fax number below and mail the originals to me also. Jim, as we discussed, you are being presented with an opportunity to play a significant role in DecisionOne's future. I have every confidence that you will lead a very successful sales and marketing team at DecisionOne and that you will help us fulfill our vision to be the world's best provider of information technology support services.



                                   Sincerely,

                                   /s/ DWIGHT T. WILSON
                                   -----------------------
                                      for STEVE FELICE





I accept the offer of employment discussed in this letter.


/s/ JAMES S. BURKHARDT                  4/20/98
---------------------------------     ----------
        James S. Burkhardt               Date